Exhibit 23.2

Consent of Independent Auditor

We consent to the incorporation by reference in this Registration Statement on form S-3 of AquaVenture Holdings Limited of our report dated May 3, 2018, except as to Note 2 which is as of January 4, 2019, relating to our audit of the consolidated financial statements of AUC Acquisition Holdings, LLC and Subsidiaries in the Current Report on Form 8-K/A filed by AquaVenture Holdings Limited on January 4, 2019 (No. 001-37903).

We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

/s/ Carr, Riggs & Ingram, LLC

Houston, Texas

March 8, 2019